Exhibit 99.1

News from Conduent	Conduent Incorporated 100 Campus Drive Florham Park, N.J. 07932 www.Conduent.com

Conduent Appoints Harsha V. Agadi as Chief Executive Officer

Succeeds Cliff Skelton, who will step down as President and CEO

 Margarita Paláu-Hernández appointed independent Chair of the Board

FLORHAM PARK, N.J., January 16, 2026 – Conduent Incorporated (Nasdaq: CNDT), a global technology-driven business solutions and services company, today announced that the Board of Directors has appointed Harsha V. Agadi, Chairman of Conduent’s Board of Directors, as Chief Executive Officer, effective immediately. As part of this transition, Mr. Agadi will step down as Chairman of the Board, and Margarita Paláu-Hernández has been appointed independent Chair of the Board. Mr. Agadi succeeds Cliff Skelton, who will step down as President, Chief Executive Officer, and a member of the Board of Directors. All leadership changes are effective immediately.

Mr. Agadi said, “Since joining the Conduent Board last year, I have been impressed by the Company’s long-term client relationships, its cutting-edge technologies that propel digital interactions, and the management team’s dedication to innovation and excellence. I am honored to take on this role and grateful for the trust of my fellow Board members. I also want to thank Cliff for his leadership and contributions over the past six years. I look forward to working closely with the Conduent team to leverage the company’s unique strengths, accelerate the pace of our growth, and deliver long-term value for our clients, shareholders, and employees.”

Ms. Paláu-Hernández said, “I am grateful to the Board for their trust in appointing me independent Chair, and have great confidence in Harsha’s leadership to drive Conduent forward.”

Mr. Skelton said, “Leading Conduent has been a privilege. With the Company well-positioned for the future, this is the right time to begin the transition to a new CEO with the requisite skills and experience to lead the company through its next phase of development. I want to thank the entire Board and my Conduent colleagues for their support over the past several years.”

Biographies

Mr. Agadi brings over 35 years of executive leadership and corporate governance experience across public and private companies. He joined Conduent’s Board of Directors in 2025, serving as Chairman of the Board, and previously led its Audit Committee.

Mr. Agadi has held senior executive positions at Fortune 50 companies. He has extensive multi-sector experience, having served as Chief Executive Officer of six companies over the past 25 years. He currently serves as Chairman of GHS Holdings, LLC, and is the non-executive Chairman of the Board of Flotek Industries, Inc.

Mr. Agadi previously served on several public company boards, including Belmond Ltd. and Crawford & Company, where he chaired multiple committees. He also actively participates on several charitable boards. Mr. Agadi holds a Bachelor of Commerce from the University of Mumbai and an MBA from Duke University’s Fuqua School of Business.

Ms. Paláu-Hernández is Founder and CEO of Hernández Ventures, a privately held enterprise involved in business and real estate ventures. She joined Conduent’s Board of Directors in 2019 and currently serves on the board of Icahn Enterprises. L.P. Previously, she served on the boards of International Flavors and Fragrances, Xerox Holdings Corporation, Apartment Income REIT Corp., Occidental Petroleum, Herbalife Nutrition Ltd., and ALJ Regional Holdings, Inc.

In 2018, Ms. Paláu-Hernández was nominated to serve as a Representative of the United States of America to the Seventy-third Session of the General Assembly of the United Nations with the personal rank of Ambassador. Prior to founding Hernández Ventures, Ms. Paláu-Hernández was an attorney with the law firm of McCutcheon, Black, Verleger & Shea.

Outside of her professional roles, Ms. Paláu-Hernández serves on various academic and charitable boards. Ms. Paláu-Hernández holds a Bachelor’s degree, magna cum laude, from the University of San Diego and a Juris Doctor degree from UCLA School of Law.

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About Conduent

Conduent delivers digital business solutions and services spanning the commercial, government and transportation spectrum – creating valuable outcomes for its clients and the millions of people who count on them. The Company leverages cloud computing, artificial intelligence, machine learning, automation and advanced analytics to deliver mission-critical solutions. Through a dedicated global team of approximately 53,000 associates, process expertise and advanced technologies, Conduent’s solutions and services digitally transform its clients’ operations to enhance customer experiences, improve performance, increase efficiencies and reduce costs. Conduent adds momentum to its clients’ missions in many ways including disbursing approximately $85 billion in government payments annually, enabling 2.3 billion customer service interactions annually, empowering millions of employees through HR services every year and processing nearly 13 million tolling transactions every day. Learn more at www.conduent.com.

Media Contact:
Sean Collins, Conduent, sean.collins2@conduent.com, +1-310-497-9205

Investor Relations Contact:
Joshua Overholt, Conduent, ir@conduent.com

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Trademarks
Conduent is a trademark of Conduent Incorporated in the United States and/or other countries. Other names may be trademarks of their respective owners.